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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                AMENDMENT NO. 6
                                      to
                                   FORM S-1
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

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                           U.S. LEGAL SUPPORT, INC.
            (Exact name of registrant as specified in its charter)

             TEXAS                                   7338                             76-0523238
(State or other jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)          Classification Code Number)

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                          1001 FANNIN ST., SUITE 650
                             HOUSTON, TEXAS  77002
                                (713) 653-7100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and place of business)


                               RICHARD O. LOONEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          1001 FANNIN ST., SUITE 650
                             HOUSTON, TEXAS  77002
                                (713) 653-7100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

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                                  Copies to:

                GENE G. LEWIS                              DAN BUSBEE
LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.      LOCKE PURNELL RAIN HARRELL
              3400 CHASE TOWER                   (A PROFESSIONAL CORPORATION)
            HOUSTON, TEXAS  77002                2200 ROSS AVENUE, SUITE 2200
               (713) 226-1200                        DALLAS, TEXAS 75201
                                                        (214) 740-8000

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        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                                 Not Applicable

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  THE REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933.

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  Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended, and by the filing of this Amendment No. 6 to the Registration Statement on Form
S-1 (Registration Number 333-36575) (the "Registration Statement"), Registrant hereby withdraws the Registration Statement covering an aggregate of 3,565,000 shares of common stock, par value $.01 per share, of the Registrant, including
465,000 shares that would have been subject to an over-allotment option. The intended public offering under such Registration Statement, as amended, has been abandoned by the Registrant.

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                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 21, 1998.

                                        U.S. LEGAL SUPPORT, INC.


                                        By:   /s/ RICHARD O. LOONEY
                                            ---------------------
                                             Richard O. Looney
                                             President and Chief
                                             Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT
NO. 6 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING
PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

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
       Signature                             Title                                   Date
       ---------                             -----                                   ----
/s/ Richard O. Looney      President and Chief Executive Officer                 August 21, 1998
------------------------   (Principal Executive Officer)
Richard O. Looney


/s/ David P. Tusa          Executive Vice President and Chief Financial          August 21, 1998
------------------------   Officer (Principal Financial Officer and Principal
David P. Tusa              Accounting Officer)


          *                Director                                              August 21, 1998
------------------------
Michael A. Klein


          *                Director                                              August 21, 1998
------------------------
Robert J. Cresci


          *                Director                                              August 21, 1998
------------------------
G. Kent Kahle


* By:  /s/ David P. Tusa
       -------------------------------
       David P. Tusa, Attorney in Fact

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